Exhibit 99.1

Fathom Holdings Appoints Scott Flanders to Board of Directors

CARY, N.C., August 16, 2022 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced the appointment of Scott Flanders to its board of directors. He will serve as Chair of Fathom’s Compensation Committee. Flanders succeeds Jeffrey Coats, who left the board to pursue other business interests.

Flanders has served in executive management positions of several high-profile public companies and is a current Fathom Holdings investor. Most recently, Flanders was Chief Executive Officer and a board member at eHealth, Inc., an online marketplace for health insurance.

Flanders is a Certified Public Accountant who began his career at Price Waterhouse Coopers as a tax and business consultant. He currently serves on several company boards. Flanders earned a B.A. degree in economics from the University of Colorado and a J.D. from Indiana University.

“We are thrilled to welcome Scott to our board. His background is impeccable, and his significant business expertise and acumen will serve us well as we continue to redefine and disrupt the residential real estate market,” said Fathom Chairman and CEO Joshua Harley. “We thank Jeff for his contributions to our Company and wish him well in his future endeavors.”

“As a Fathom shareholder, I am honored and enthusiastic about serving the Company as a board member,” said Flanders. “I believe that Fathom is transforming the residential brokerage sector, and I look forward to contributing to its continued growth.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements," including, but not limited to, Fathom’s ability to redefine and disrupt the residential real estate market, and its ability to continue growing. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with the Company's ability to continue achieving significant growth; risks associated with general economic conditions, including rising interest rates; its ability to continue its growth trajectory while achieving strong profits over time; its ability to generate positive operational cash flow; its ability to demonstrate sustainable profitability; and others set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom's Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal,
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040